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                                                                    EXHIBIT 10.2


                                SECOND AMENDMENT
                                       TO
                          M/I SCHOTTENSTEIN HOMES, INC.
                      1993 STOCK INCENTIVE PLAN AS AMENDED


WHEREAS, M/I Schottenstein Homes, Inc. ("Company") adopted the M/I Schottenstein Homes, Inc. 1993 Stock Incentive Plan as Amended ("Plan") to provide additional incentive compensation to selected directors, executives, key employees, consultants and advisors;

WHEREAS, the Company adopted the First Amendment to the Plan in August 1999;
and;

WHEREAS, the Company wants to make additional changes to the Plan;

NOW, THEREFORE, effective on the date written below, the Plan is amended as shown below:

1.       Section 7(e) is amended to read, in its entirety, as follows:

         (e) Exercise of Option. The Committee shall, by the provisions of individual Option Agreements, specify the period or periods of time during which each Option is exercisable and the number of shares purchasable thereunder in any such period or periods. Options granted under this paragraph 7 shall be exercised by the delivery of a written notice of exercise of the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment of the Option price for the shares to be exercised. The Option price upon exercise of any Option shall be payable to the Company in full either, in the discretion of the Committee or the Board: (a) in cash or its equivalent, or
                  (b) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option price (provided that the shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option price), or (c) by a combination of (a) and (b). The Committee may provide, by inclusion of appropriate language in an Option Agreement, that payment in full of the Option price need not accompany the written notice of exercise provided the notice of exercise directs that the certificate or certificates for the shares of Common Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option price for the shares of Common Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal



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                                                                  EXHIBIT 10.2


                  and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed effective this 13th day of February, 2001.

                                                M/I SCHOTTENSTEIN HOMES, INC.

                                                By:

                                                   ----------------------------
                                                   Robert H. Schottenstein,
                                                   President